  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1995.
                                                      REGISTRATION NO. 33-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                                TIDEWATER INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE             1440 CANAL STREET               72-0487776
     (STATE OR OTHER        NEW ORLEANS, LOUISIANA         (I.R.S. EMPLOYER
       JURISDICTION                 70112                 IDENTIFICATION NO.)
   OF INCORPORATION OR          (504) 568-1010
      ORGANIZATION)

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
   NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               CLIFFE F. LABORDE
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                TIDEWATER INC.
                               1440 CANAL STREET
                         NEW ORLEANS, LOUISIANA 70112
                                (504) 568-1010
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

         CURTIS R. HEARN                   TIMOTHY G. MASSAD                    T. MARK KELLY
    JONES, WALKER, WAECHTER,            CRAVATH, SWAINE & MOORE             VINSON & ELKINS L.L.P.
  POITEVENT, CARRERE & DENEGRE,             WORLDWIDE PLAZA                 2300 FIRST CITY TOWER
              L.L.P.                       825 EIGHTH AVENUE                     1001 FANNIN
     201 ST. CHARLES AVENUE             NEW YORK, NEW YORK 10019          HOUSTON, TEXAS 77002-6760
   NEW ORLEANS, LA 70170-5100                (212) 474-1000                     (713) 758-2222
         (504) 582-8000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                            PROPOSED        PROPOSED
                                                            MAXIMUM         MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF            AMOUNT TO BE   OFFERING PRICE    AGGREGATE      REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)   PER SHARE(2)  OFFERING PRICE(2)     FEE
------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share
(3)                                     2,000,000 shares     $24.00       $48,000,000       $16,552

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(1) Includes 200,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices per share of Common Stock on the New York Stock Exchange on August 30, 1995.
(3) Each share of Common Stock includes Rights under the Company's Rights Agreement, which Rights are attached to and trade with the Common Stock of the Company.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER + +TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF + +THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1995

PROSPECTUS

                                1,800,000 SHARES

                                 TIDEWATER INC.

                                  COMMON STOCK

[LOGO OF TIDEWATER INC. APPEARS HERE]
                                  -----------

  All of the 1,800,000 shares of Common Stock of Tidewater Inc. (the "Company") offered hereby (the "Offering") are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. See "Selling Stockholders."

  The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "TDW." On August 31, 1995, the closing sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $24.75 per share.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING    PROCEEDS TO
                                         PRICE TO  DISCOUNT AND      SELLING
                                          PUBLIC  COMMISSIONS(1) STOCKHOLDERS(2)
--------------------------------------------------------------------------------
Per Share.............................   $         $                 $
--------------------------------------------------------------------------------
Total(3)................................ $         $                 $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Prior to deducting $50,000 of estimated expenses payable by the Selling Stockholders. The expenses payable by the Company are estimated to be $110,000.
(3) The Selling Stockholders have granted the Underwriters 30-day options to purchase up to 200,000 additional shares of Common Stock on the same terms to cover over-allotments, if any. If all such additional shares are
    purchased, the total Price to Public will be $   , the total Underwriting
    Discount and Commissions will be $    and the total Proceeds to Selling
    Stockholders will be $   . See "Underwriting."

                                  -----------
  The Common Stock offered hereby is offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of share certificates for the Common Stock will be made at the offices of Lazard Freres & Co. LLC, New York, New York, on or about
      , 1995.

                                  -----------

LAZARD FRERES & CO. LLC
        SALOMON BROTHERS INC
                                             HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                           INCORPORATED

                                  -----------

               The date of this Prospectus is September    , 1995

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR THE PACIFIC STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

  The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange (Symbol: TDW). Reports, proxy statements and other information concerning the Company can be inspected at the offices of such exchanges at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are by this reference incorporated in and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-6311); (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995; and (iii) the description of the Company's capital stock set forth in its amendments to Registration Statement under the Exchange Act (Forms 8-A/A) filed with the Commission on May 24, 1993.

  All reports and other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be part of this Prospectus from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request, a copy of any or all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tidewater Inc., Attention: Secretary, 1440 Canal Street, New Orleans, Louisiana 70112 (Telephone: (504) 568-1010).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus and in the consolidated financial statements, including the notes thereto, and other documents that are incorporated herein by reference. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment options will not be exercised.

                                  THE COMPANY

  The Company serves the international oil and gas industry through its two principal divisions: Tidewater Marine and Tidewater Compression. Currently, Tidewater Marine and Tidewater Compression account for approximately 80% and 20%, respectively, of the Company's revenues. The principal executive offices of the Company are located at 1440 Canal Street, New Orleans, Louisiana 70112 (Telephone: (504) 568-1010).

TIDEWATER MARINE

  Through its Tidewater Marine division, the Company is the world's largest provider of offshore supply vessels and marine support services. With a fleet of approximately 570 vessels, Tidewater Marine operates, and has a leading market share, in most of the world's significant oil and gas exploration and production markets. Tidewater Marine provides services supporting all phases of offshore exploration, development and production, including: towing and anchor handling of mobile drilling rigs and equipment; transporting supplies and personnel to sustain drilling, workover and production activities; and supporting pipelaying and other offshore construction activities.

  The Company's fleet is deployed in the major offshore oil and gas areas of the world. The principal areas of the Company's operations include the U.S. Gulf of Mexico, areas offshore Australia, Brazil, Egypt, India, Indonesia, Malaysia, Mexico, Trinidad, Venezuela, various countries of West Africa and in the North Sea and the Persian Gulf. The Company conducts its operations through wholly-owned subsidiaries and joint ventures.

  The Company's largest class of vessels consists of towing-supply and supply vessels that are chartered to customers for use principally in transporting supplies and equipment from shore bases to offshore drilling rigs, platforms and other installations. In addition, vessels of the towing-supply type are equipped for and are capable of towing drilling rigs and other marine equipment and setting anchors for positioning and mooring drilling rigs.

  The Company's other classes of vessels include crew and utility vessels that are chartered to customers for use principally in transporting supplies and personnel from shore bases to offshore drilling rigs, platforms and other installations, and offshore tugs that tow floating drilling rigs, dock tankers, tow barges, assist pipelaying and construction barges and are used in a variety of other commercial towing operations, including towing barges carrying a variety of bulk cargoes and containerized cargo.

  The Company's vessels also include inshore tugs and both inshore and offshore barges, production, line-handling and various special purpose vessels. Inshore tugs, which are operated principally within inland waters, tow drilling rigs to and from their locations, and tow barges carrying equipment and materials for use principally in inland water drilling and production operations. Barges are either used in conjunction with Company tugs or are bareboat chartered to others.

TIDEWATER COMPRESSION

  Tidewater Compression provides natural gas and air compression equipment and services principally to the energy industry, primarily in the United States. With a fleet of approximately 2,900 compressors, Tidewater Compression operates the largest rental fleet of gas compressors in the United States, which it rents to oil and gas producers and processors. The compressors are used primarily to boost the pressure of natural gas from the wellhead into gas gathering systems, into nearby gas processing plants, or into high pressure pipelines. Gas compression equipment and services offered by the Company also are used in the production of coalbed methane and in enhanced recovery projects such as fire-flooding, gas lift, or gas injection, with the objective of increasing the amount of oil or condensate that can be recovered from a reservoir. Customers often rent compressors rather than purchase them because the required compressor horsepower and stage configuration can change several times during the lifetime of a project. The primary market served is natural gas production activities in the United States, although the Company is actively seeking to establish markets outside the United States.

  During fiscal 1995, the Company almost tripled the size of its gas compression fleet through its acquisition of the natural gas compression assets of Halliburton Company and one of its affiliated companies (collectively "Halliburton Compression") and Brazos Gas Compressing Company ("Brazos"), a subsidiary of Mitchell Energy & Development Corp. ("Mitchell"). In the Halliburton Compression acquisition, the rental agreements entered into by Halliburton for rental of its compressors to customers were assumed by the Company. As part of the Brazos transaction, the Company entered into an agreement to provide the gas compression service needs of Mitchell Energy Corporation, Mitchell's oil and gas operating subsidiary, for a period of two years at fair market value rental rates.

                                 THE OFFERING

  The selling stockholders (the "Selling Stockholders") are Corporate Partners, L.P., Corporate Offshore Partners, L.P. and The State Board of Administration of Florida (collectively, the "Corporate Partners Group"), which, prior to the Offering, own in the aggregate approximately 7.5% of the outstanding shares of Common Stock. The Selling Stockholders were previously stockholders of Zapata Gulf Marine Corporation ("Zapata Gulf") and received their shares of Common Stock upon the acquisition of Zapata Gulf by the Company in January 1992. After giving effect to the Offering, the Corporate Partners Group will own approximately 4.1% of the outstanding shares of Common Stock (3.7%, if the Underwriters' over-allotment options are exercised in full). See "Selling Stockholders."

 Common Stock offered by the Selling Stockholders. 1,800,000 shares(/1/)
 Shares outstanding before and after the Offering. 53,307,918(/2/)
 NYSE and PSE Common Stock Symbol................. TDW
 Dividends........................................ On July 20, 1995, the Board
                                                   of Directors of the Company
                                                   increased the regular
                                                   quarterly dividend to $.125
                                                   per share.
 Use of Proceeds.................................. The Company will not receive any of the proceeds from the
                                                   sale of the shares of Common
                                                   Stock offered hereby.

-------
(1) Does not include 200,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Based on the number of shares of Common Stock outstanding at August 29, 1995. Does not include 703,188 shares of Common Stock issuable upon exercise of stock options (currently exercisable or exercisable within 60 days) granted under existing stock option plans.

                            SELECTED FINANCIAL DATA

  The following table contains selected financial data for the Company and its subsidiaries for the three months ended June 30, 1995 and 1994 and for each of the fiscal years in the five-year period ended March 31, 1995. The data for each of the fiscal years in the five-year period ended March 31, 1995 are derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of March 31, 1995 and 1994, and for each of the years in the three-year period ended March 31, 1995, and the report of KPMG Peat Marwick LLP thereon, have been incorporated by reference into this Prospectus. The data for the three-month periods ended June 30, 1995 and 1994 are derived from the unaudited condensed consolidated financial statements for the related periods included in the Form 10-Q that has been incorporated by reference into this Prospectus. The following financial data should be read in conjunction with such financial statements, including the notes thereto. Results of operations for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                             THREE MONTHS ENDED
                                  JUNE 30,                                 YEAR ENDED MARCH 31,
                          ------------------------ ---------------------------------------------------------------------
                          1995(/1/) 1994(/2/)(/3/) 1995(/1/)(/3/)(/4/) 1994(/3/)(/5/) 1993(/7/)(/8/) 1992(/8/) 1991(/8/)
                          --------- -------------- ------------------- -------------- -------------- --------- ---------
                                                 (THOUSAND OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
 Marine operations......  $113,997     $118,418         $455,284          $466,601       $413,439    $430,681  $394,325
 Compression operations.    27,039       14,913           83,490            55,471         62,099      54,561    61,479
                          --------     --------         --------          --------       --------    --------  --------
                          $141,036     $133,331         $538,774          $522,072       $475,538    $485,242  $455,804
                          ========     ========         ========          ========       ========    ========  ========
Earnings from continuing
 operations.............  $ 16,493     $ 13,441         $ 42,628          $ 36,130       $ 27,809    $ 25,904  $ 36,904
                          ========     ========         ========          ========       ========    ========  ========
Net earnings............  $ 16,493     $ 13,441         $ 42,628          $ 24,160       $ 24,268    $ 26,261  $ 34,646
                          ========     ========         ========          ========       ========    ========  ========
Per common share:
 Earnings from
  continuing operations.  $    .31     $    .25         $    .80          $    .67       $    .53    $    .49  $    .70
                          ========     ========         ========          ========       ========    ========  ========
 Net earnings...........  $    .31     $    .25         $    .80          $    .45       $    .46    $    .50  $    .66
                          ========     ========         ========          ========       ========    ========  ========
Total assets............  $872,721     $773,455         $902,185          $809,886       $838,748    $867,573  $896,420
                          ========     ========         ========          ========       ========    ========  ========
Long-term debt..........  $ 60,000     $     --         $100,000          $     --       $ 95,722    $123,896  $181,622
                          ========     ========         ========          ========       ========    ========  ========
Cash dividends declared
 per common share(/6/)..  $    .10     $    .10         $    .40          $    .30       $   .325    $     --  $     --
                          ========     ========         ========          ========       ========    ========  ========

-------
(1) See Note (3) of Notes to Unaudited Condensed Consolidated Financial Statements included in the Form 10-Q incorporated by reference herein concerning an increase in useful lives of marine vessels effective April 1, 1995. The effect of this change in accounting estimate increased earnings from continuing operations for the three months ended June 30, 1995 by $2,400,000 ($.04 per common share). See Note (1) of Notes to Consolidated Financial Statements in the Form 10-K incorporated by reference herein concerning an increase effective October 1, 1994 in the estimated salvage value of natural gas compressors. The effect of this change in accounting estimate increased earnings from continuing operations by $1,900,000 ($.04 per common share) for the year ended March 31, 1995 and $1,200,000 ($.02 per common share) for the three months ended June 30, 1995.
(2) See Note (6) of Notes to Unaudited Condensed Consolidated Financial Statements in the Form 10-Q incorporated by reference herein concerning a $1,100,000 ($.02 per common share) after-tax property tax refund during the three months ended June 30, 1994.
(3) See Note (4) of Notes to Unaudited Condensed Consolidated Financial Statements in the Form 10-Q incorporated by reference herein and Note (2) of Notes to Consolidated Financial Statements in the Form 10-K incorporated by reference herein for pro forma results of operations of the Company and of the acquired operations of Brazos and Halliburton for the years ended March 31, 1995 and 1994 and the three months ended June 30, 1994 as though the acquisitions had been consummated on April 1 of the respective periods.
(4) See Note (11) of Notes to Consolidated Financial Statements included in the Form 10-K incorporated by reference herein concerning a $3,700,000 ($.07 per common share) after-tax charge to earnings during the year ended March 31, 1995 reflecting the cost of a restructuring program of the Company's corporate headquarters and worldwide marine operations.
(5) See Note (7) of Notes to Consolidated Financial Statements included in the Form 10-K incorporated by reference herein concerning an $11,970,000 ($.22 per common share) extraordinary loss on early debt retirement during the year ended March 31, 1994.
(6) As a result of the timing of the fiscal 1994 Board of Directors meetings, only three quarterly dividends of $.10 per common share each were declared during the year ended March 31, 1994.
(7) See Note (8) of Notes to Consolidated Financial Statements included in the Form 10-K incorporated by reference herein concerning a $6,640,000 ($.13 per common share) charge resulting from a change in accounting for postretirement benefits other than pensions during the year ended March 31, 1993.
(8) See Note (3) of Notes to Consolidated Financial Statements included in the Form 10-K incorporated by reference herein concerning the March 1993 disposal of the Company's container shipping segment. Earnings (loss) from this discontinued operation were $3,099,000 ($.06 per common share), $357,000 ($.01 per common share) and ($2,258,000) (($.04) per common share)
    for the years ended March 31, 1993, 1992 and 1991, respectively.

                                  RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should carefully consider the risk factors set forth below, as well as the other information contained or incorporated by reference in this Prospectus.

INDUSTRY CONDITIONS

  Tidewater Marine's operations are materially dependent upon the levels of activity in offshore oil and natural gas exploration, development and production throughout the world. Such activity levels are affected both by short-term and long-term trends in world oil and natural gas prices. In recent years, oil and natural gas prices and, therefore, the level of offshore drilling and exploration activity, have been extremely volatile. Any prolonged reduction in oil and natural gas prices would, in all likelihood, depress the level of offshore exploration and development activity and result in a corresponding decline in the demand for the Company's marine support services. Any sustained reduction in such activity would, in all likelihood, have a material adverse effect on the Company's revenues and profitability.

INTERNATIONAL MARINE OPERATIONS

  The Company's foreign marine equipment operations are subject to the usual risks inherent in doing business in foreign countries. Such risks include political changes, possible vessel seizure, company nationalization or other governmental actions, currency restrictions and revaluations and import/export restrictions, all of which are beyond the control of the Company. Although it is impossible to predict the likelihood of such occurrences or their effect on the Company, the Company believes these risks to be within acceptable limits, and, in view of the mobile nature of the Company's principal revenue producing assets, does not consider them to constitute a factor materially adverse to the conduct of its foreign marine equipment operations as a whole.

INSURANCE

  During the past several years, the Company has experienced significant increases in the cost of marine insurance. These increases were due in part to the contraction of capacity in the third-party marine insurance market, with those insurers that remain in the market being unwilling to provide levels of coverage available in the past at comparable rates. The increase also reflects, however, an increase in the Company's loss experience in recent years, the financial instability of certain underwriters and the recognition of underinsured marine losses for Zapata Gulf marine insurance programs. Although management believes that the Company's loss experience and current insurance costs are comparable to those of other marine service companies, the Company has added and expanded vessel safety programs since April 1992 in an effort to control future insurance costs. No assurance is given that the programs initiated by the Company will succeed or that capacity in the insurance industry will increase sufficiently to control rising insurance costs. However, management believes that the Company currently is adequately insured and will continue to be able to obtain adequate coverage at competitive rates for the foreseeable future.

AGE OF FLEET

  Because of over capacity within the industry on a worldwide basis, there has been no significant new vessel construction since 1983. Currently, the average age of the Company's vessel fleet is approximately 17 years, and the average age of the Company's towing-supply and supply vessels is approximately 15 years. Because repair and maintenance costs increase as vessels age, they have an estimated economic life ranging from 15 years for the Company's smaller vessels to approximately 25 years for its towing-supply and supply vessels. There can be no assurance that the Company will be able to maintain the size of its fleet through extending the economic life of existing vessels, acquiring used vessels or, unless day rates increase substantially, through new vessel construction.

FOREIGN OWNERSHIP LIMITATION

  Under the Merchant Marine Act of 1920, in the event that persons other than U.S. citizens should in the aggregate own in excess of 25% of the Company's outstanding stock, the Company's U.S. flag vessels would lose the privilege of engaging in the transportation of merchandise in U.S. coastwise trade. To assure the Company's continued ability to engage in U.S. coastwise trade, the Company's Restated Certificate of Incorporation contains provisions designed to assure that not more than 24% of the outstanding shares of Common Stock are owned by persons who are not U.S. citizens. The Restated Certificate provides that any transfer or purported transfer of shares of Common Stock that would result in the ownership by persons who are not U.S. citizens of more than 24% of the then outstanding shares of Common Stock will not be effective against the Company, and the Company has the power to deny voting and dividend rights with respect to such shares. Based on information supplied to the Company by its transfer agent, approximately 10% of the Common Stock outstanding, including approximately 7.5% of the Common Stock outstanding owned by the Selling Stockholders, was owned by non-U.S. citizens at August 29, 1995; however, the Company cannot predict the percentage of the outstanding Common Stock that will be owned by non-U.S. citizens at the time offers or sales are made pursuant to this Prospectus.

CURRENCY FLUCTUATIONS AND INFLATION

  Because of its significant foreign operations, the Company is exposed to currency fluctuations and exchange risks. To minimize the financial impact of these items the Company attempts to contract a majority of its services in United States dollars.

  Day-to-day operating costs generally are affected by inflation. However, because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect the Company's operating costs. The major impact on operating costs is the level of offshore exploration and development spending by energy exploration and production companies. As this spending increases, prices of goods and services used by the oil and gas industry and the energy services industry will increase. Future improvements in vessel day rates and compressor rental rates may buffer the Company from the inflationary effects on operating costs.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Selling Stockholders will collectively be the beneficial owners of approximately 4.1% of the Company's outstanding Common Stock (3.7%, if the Underwriters' over-allotment options are exercised in full). The shares of Common Stock that will continue to be owned by the Selling Stockholders may be eligible for resale under Rule 144 or otherwise. The Selling Stockholders have agreed not to offer or sell any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The eligibility for sale and the sale of shares of Common Stock by the Selling Stockholders, whether as part of a registered public offering, pursuant to an exemption or exemptions from Securities Act registration, or otherwise, could adversely affect the market price of the Common Stock.

                              SELLING STOCKHOLDERS

  The following table sets forth the number and percentage of shares of Common Stock owned by each Selling Stockholder at August 29, 1995 and after giving effect to the Offering. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                            BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                             PRIOR TO OFFERING   NUMBER OF    AFTER OFFERING
                            -------------------- SHARES TO --------------------
                            NUMBER OF               BE     NUMBER OF
           NAME              SHARES   PERCENTAGE SOLD(/1/)  SHARES   PERCENTAGE
           ----             --------- ---------- --------- --------- ----------
Corporate Partners,
 L.P.(/2/)(/3/)............ 3,394,683    6.4%    1,530,286 1,864,397    3.5%
Corporate Offshore
 Partners, L.P.(/2/)(/3/)..   243,316    0.5%      109,685   133,631    0.3%
The State Board of
 Administration
 of Florida(/2/)(/3/)......   355,000    0.7%      160,029   194,971    0.4%
                            ---------    ---     --------- ---------    ---
Total for the Corporate
 Partners Group(/2/)(/3/).. 3,992,999    7.5%    1,800,000 2,192,999    4.1%
In care of Corporate
 Advisors, L.P.(/2/)
 One Rockefeller Plaza
 New York, NY 10020

--------
(1) Assumes the Underwriters' over-allotment options are not exercised.
(2) Lester Pollack, who is a director of the Company, is the Senior Managing Director of Corporate Advisors, L.P. ("Corporate Advisors") and is a Managing Director of Lazard Freres & Co. LLC ("Lazard"), which is one of the representatives of the Underwriters. See "Underwriting." A wholly-owned subsidiary of Lazard is the general partner of Corporate Advisors, which in turn is the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P. Pursuant to an investment management agreement, Corporate Advisors also manages certain investments on behalf of The State Board of Administration of Florida ("SBAF") (including SBAF's investment in the Company described above) and SBAF has appointed Corporate Advisors as SBAF's attorney-in-fact with respect to the shares of the Company's Common Stock under investment management.
(3) The table reflects shares held of record by these Selling Stockholders; however, all of such shares may be deemed to be beneficially owned by the other members of the Corporate Partners Group because of the relationships described in footnote (2).

  The shares of Common Stock offered hereby were issued to the Selling Stockholders in connection with the Company's merger with Zapata Gulf, and are being registered by the Company at the request of the Selling Stockholders. The Company will bear the expenses of the registration of the shares of Common Stock offered hereby, other than underwriting discount and commissions, the fees and expenses of counsel to the Selling Stockholders and all other out-of-pocket expenses of the Selling Stockholders. The expenses to be paid by the Company for the registration of the shares of Common Stock offered hereby are estimated at $110,000. The expenses to be paid by the Selling Stockholders are estimated at $50,000.

  The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act. Under certain stockholders' agreements entered into between the Company and the Selling Stockholders at the time of the Zapata Gulf merger, following the sale of shares of Common Stock offered hereby, the Selling Stockholders will not be entitled to any additional demand registrations but will be entitled to include shares of Common Stock owned by them in most registrations of Common Stock initiated by the Company.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Lazard Freres & Co. LLC, Salomon Brothers Inc and Howard, Weil, Labouisse, Friedrichs Incorporated are acting as Representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                             UNDERWRITERS                               SHARES
                             ------------                              ---------
Lazard Freres & Co. LLC...............................................
Salomon Brothers Inc..................................................
Howard, Weil, Labouisse, Friedrichs Incorporated......................
                                                                       ---------
  Total............................................................... 1,800,000
                                                                       =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby if any such shares are purchased. In the event of a default of any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated. The Selling Stockholders have been advised by the Underwriters that they propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price, less a concession not in excess of $     per share of the Common Stock.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share of Common Stock to other dealers. After the Offering, the public offering price and such concessions may be changed.

  The Selling Stockholders have granted to the Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 200,000 additional shares of Common Stock (divided on a pro rata basis among the Selling Stockholders) at the same price per share as the initial 1,800,000 shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise such options to cover over-allotments in the sale of the shares of Common Stock. To the extent that the Underwriters exercise such options, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares of Common Stock as the number of such shares of Common Stock to be purchased and offered by such Underwriter as set forth in the above table bears to the total number of shares of Common Stock initially offered by the Underwriters hereby.

  The Company and the Selling Stockholders have agreed not to offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering by the Company of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock, for a period of 60 days, in the case of the Company, and 90 days, in the case of the Selling Stockholders, from the date of this Prospectus, except those offered hereby or issued by the Company pursuant to its existing benefit plans or existing stock option (including restricted stock) plans, the conversion of existing securities, or pursuant to the Company's Rights Agreement without the prior written consent of the Representatives. In addition, the Company may issue shares of Common Stock in connection with an acquisition or merger after a 30 day period from the date of this Prospectus, although the Company currently has no agreements or understandings for any such transactions.

  The Underwriting Agreement provides that the Company (and the Selling Stockholders, with respect to information provided by them) will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana, will render an opinion that under the General Corporation Law of Delaware the shares of Common Stock offered hereby have been duly authorized and validly issued and are fully paid and nonassessable.

  Cliffe F. Laborde, General Counsel of the Company, and Jones Walker will pass upon certain legal matters for the Company, Vinson & Elkins L.L.P. will pass upon certain legal matters for the Underwriters and Cravath, Swaine & Moore will pass upon certain legal matters for the Selling Stockholders. Mr. Laborde beneficially owns approximately 56,509 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of Tidewater Inc. and subsidiaries as of March 31, 1995 and 1994 and for each of the years in the three-year period ended March 31, 1995, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 31, 1995 consolidated financial statements refers to a change in the method of accounting for postretirement benefits other than pensions in fiscal year 1993.

  With respect to the unaudited interim financial information of Tidewater Inc. and subsidiaries for the periods ended June 30, 1995 and 1994, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the June 30, 1995 Form 10-Q and incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the Registration Statement on Form S-3 prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   6
Selling Stockholders.......................................................   8
Underwriting...............................................................   9
Legal Matters..............................................................  10
Experts....................................................................  10

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,800,000 SHARES

                                      LOGO
                            [LOGO OF TIDEWATER INC.]

                                 TIDEWATER INC.

                                  COMMON STOCK

                               ----------------
                                   PROSPECTUS
                               ----------------

                            LAZARD FRERES & CO. LLC

                              SALOMON BROTHERS INC

                                 HOWARD, WEIL,
                             LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                               SEPTEMBER   , 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated fees and expenses payable by the Registrant in connection with the offering of the shares of Common Stock registered hereunder are as follows:

      Securities and Exchange Commission registration fee............. $ 16,552
      Printing fees and expenses......................................   20,000
      Legal fees and expenses payable by the Registrant...............   25,000
      Accounting fees and expenses....................................   32,000
      Blue Sky fees and expenses......................................   10,000
      NASD filing fee.................................................    5,300
      Miscellaneous...................................................    1,148
                                                                       --------
      Total........................................................... $110,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, including the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Article VIII of the Company's By-laws provides that the Company shall indemnify any directors, directors emeriti, officers, employees and agents who were or are parties to or threatened to be made parties to any threatened, pending or completed action, suit or proceeding for liabilities and expenses incurred by reason of their actions in such capacities on behalf of the Company, provided that the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. The Company's By-laws also state, among other things, that it is the policy of the Company to indemnify directors, directors emeriti, officers, agents and employees of the Company to the fullest extent permitted by law. In addition, the Company maintains an insurance policy designed to reimburse the Company for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $15 million, subject to a $5 million self-insured retention.

ITEM 16. EXHIBITS.

 1   --Form of Underwriting Agreement
 4.1 --Restated Certificate of Incorporation of the Company, (filed with the
      Commission as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q
      for the quarter ended September 30, 1993 and incorporated herein by reference)
 4.2 --By-laws of the Company (filed with the Commission as Exhibit 3(b) to the
      Company's Quarterly Report on Form 10-Q for the quarter ended September
      30, 1993 and incorporated herein by reference)

  4.3 --Restated Rights Agreement dated as of December 17, 1993 between the
       Company and the Rights Agent named therein (filed with the Commission as
       Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993 and incorporated herein by reference)
  5   --Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
       L.L.P.
 15   --Letter re unaudited interim financial information
 23.1 --Consent of KPMG Peat Marwick LLP
 23.2 --Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
       L.L.P. (included in Exhibit 5)
 24   --Powers of Attorney (included on the signature page of this Registration
       Statement)

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) (a) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW ORLEANS, STATE OF LOUISIANA, ON SEPTEMBER 1, 1995.

                                          TIDEWATER INC.


                                                /s/  Cliffe F. Laborde
                                          By:__________________________________
                                                    Cliffe F. Laborde
                                           Senior Vice President and Secretary

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS IMMEDIATELY BELOW CONSTITUTES AND APPOINTS WILLIAM C. O'MALLEY AND CLIFFE F. LABORDE, OR EITHER OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----

   /s/  William C. O'Malley          Chairman of the Board of      September 1, 1995
____________________________________ Directors, President and
        William C. O'Malley          Chief Executive Officer

       /s/ Ken C. Tamblyn            Executive Vice President and  September 1, 1995
____________________________________ Chief Financial Officer
          Ken C. Tamblyn             (Principal Financial and
                                     Accounting Officer)

      /s/  Robert H. Boh             Director                      September 1, 1995
____________________________________
           Robert H. Boh

  /s/   Donald T. Bollinger          Director                      September 1, 1995
____________________________________
        Donald T. Bollinger

     /s/ Arthur R. Carlson           Director                      September 1, 1995
____________________________________
         Arthur R. Carlson

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----

       /s/ Hugh J. Kelly             Director                      September 1, 1995
____________________________________
           Hugh J. Kelly

      /s/ John P. Laborde            Director                      September 1, 1995
____________________________________
          John P. Laborde

      /s/ Paul W. Murrill            Director                      September 1, 1995
____________________________________
          Paul W. Murrill

                                     Director                      September  , 1995
____________________________________
           Lester Pollack

     /s/ J. Hugh Roff, Jr.           Director                      September 1, 1995
____________________________________
         J. Hugh Roff, Jr.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                   DOCUMENT DESCRIPTION                    LOCATION(/1/)
 -------                  --------------------                    --------
  1      --Form of Underwriting Agreement                             F
  4.1    --Restated Certificate of Incorporation of the               I
          Company, (filed with the Commission as Exhibit 3(a)
          to the Company's Quarterly Report on Form 10-Q for
          the quarter ended September 30, 1993 and incorporated
          herein by reference)
  4.2    --By-laws of the Company (filed with the Commission as       I
          Exhibit 3(b) to the Company's Quarterly Report on
          Form 10-Q for the quarter ended September 30, 1993
          and incorporated herein by reference)
  4.3    --Restated Rights Agreement dated as of December 17,         I
          1993 between the Company and the Rights Agent named
          therein (filed with the Commission as Exhibit 4 to
          the Company's Quarterly Report on Form 10-Q for the
          quarter ended December 31, 1993 and incorporated
          herein by reference)
  5      --Opinion of Jones, Walker, Waechter, Poitevent,
          Carrere & Denegre, L.L.P.                                   F
 15      --Letter re unaudited interim financial information          F
 23.1    --Consent of KPMG Peat Marwick LLP                           F
 23.2    --Consent of Jones, Walker, Waechter, Poitevent,             F
          Carrere & Denegre, L.L.P. (included in Exhibit 5)
         --Powers of Attorney (included on the signature page
 24       of this Registration Statement)                             F

--------
(1) "I" indicates that the Exhibit is incorporated by reference herein. "F" indicates that the Exhibit is filed herewith.